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                              [PSINet Letterhead]

February 12, 1997


Mr. David Hudson
11116 Rich Meadow Drive
Great Falls, Virginia  22066

Dear David:

This letter confirms our offer of employment by PSINet Inc. (the "Company"), and sets forth the terms and conditions which shall govern such employment as outlined below. This offer shall remain open until midnight on February 12, 1997.

1.    EMPLOYMENT:

a) The Company hereby offers to employ you as Vice President of Business and Product Development reporting to the Executive Vice President and Chief Operating Officer. This is a corporate officer position and as an officer of the Company you must stand for election by the Board of Directors each year. You agree to begin work on a full-time basis upon acceptance of this offer, and remain in the employ of the Company, and, except during vacation periods and sickness, to provide during standard business hours a minimum of forty hours per week of management services to the Company, as determined by and under the direction of the Executive Vice President and Chief Operating Officer. Your employment under this agreement and its terms is meant to supersede the obligations of the Company and InterCon Systems Corporation under your prior arrangement with InterCon, and you shall have no rights or claims against the Company or InterCon arising from that arrangement except as may be specifically set forth in this letter.

b) In connection with your employment by the Company, your principal place of employment shall be the greater Washington, D.C. area and you shall not be required permanently to relocate to a principal place of business outside such area during the term of your employment hereunder.

c) During your employment you will, except during vacations, periods of illness, and other absences beyond your reasonable control, devote your best efforts, skill and attention to the performance of your duties on behalf of the Company.
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2. TERM OF EMPLOYMENT. The term of the employment shall commence on the date of your acceptance of this offer and shall continue for a period of three years subject to Article 5 below.

3. COMPENSATION:

a) BASE SALARY. The Company shall pay you a base salary at the rate of $163,500 per annum. Beginning on January 2, 1998, and on January 2nd of each year during the term of this Agreement, your base salary shall be increased at a minimum by an amount equal to 5% of your then current base salary. Your base salary shall be subject to additional increases at the discretion of the Company's Board of Directors. Your base salary shall be payable in such installments as the Company regularly pays its other salaried employees, subject to such deductions and withholdings as may be required by law or by further agreement with you.

b) PERFORMANCE BONUS. The Company will pay you a bonus upon the successful completion of the objectives established for your performance for the applicable year. The performance criteria will be issued separately by the Executive Vice President and Chief Operating Officer, at the beginning of each year, and may be changed, with mutual fairness, from time to time as situations develop. The performance bonus for the period ending December 31, 1997 will be a maximum of $40,000.

c) INCENTIVE STOCK OPTIONS ORIGINALLY GRANTED JANUARY 26, 1996 AND REPRICED APRIL 5, 1996. The option to purchase one hundred thousand (100,000) shares of PSINet's Common Stock granted to you on April 5, 1996 (which repriced grant cancelled and replaced your grant of January 26, 1996) (the "Repriced Options") pursuant to the Executive Stock Incentive Plan remain in full force and effect and continue to vest ratably, monthly as detailed in your amended employment agreement dated August 20, 1996.

d) ADDITIONAL INCENTIVE STOCK OPTIONS IN LIEU OF INTERCON STOCK OPTIONS. Effective upon your acceptance of this letter, and in full satisfaction of any obligation by PSINet Inc. or InterCon Systems Corporation under your prior employment agreement to grant you stock options in PSINet or InterCon shares, PSINet Inc. shall grant you options to purchase sixty-four thousand five hundred (64,500) shares of PSINet Inc.'s common stock (the "Options") pursuant to its Executive Stock Incentive Plan. Such Options shall be evidenced by an option agreement in such form as required by the Plan. Among other terms and provisions prescribed by the Plan, the option agreement shall provide that (a) the exercise price of the Options shall be the price per share of the Company's common stock as reported by the NASDAQ Stock Market at the close of business on the date of
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your acceptance of this letter, (b) the Options shall not be exerciseable after the expiration of ten years from the date such Options are granted, and (c) the stock shall vest ratably, monthly, over a forty-eight (48) month period, beginning January 2, 1996 (your date of employment at InterCon), provided that for each months' vesting purposes you continue to be employed full time by the Company, PSINet Inc., or one of its subsidiaries during such month, and provided that the Company's Board of Directors ratifies, no less often than annually, that you have met the performance standards and criteria set for you for the preceding period.

e) NEW GRANT OF INCENTIVE STOCK OPTIONS. Effective as of February 12, 1997, the Company shall grant you options to purchase thirty-five thousand five hundred (35,500) shares of PSINet Inc.'s Common Stock (the "New Options") pursuant to its Executive Stock Incentive Plan. Such Options shall be evidenced by an option agreement in such form as required by the Plan. Among other terms and provisions prescribed by the Plan, the option agreement shall provide that (a) the exercise price of the Options shall be the price per share of the Company's common stock as reported by the NASDAQ Stock Market at the close of business on February 12, 1997, (b) the Options shall not be exerciseable after the expiration of ten years from the date such Options are granted, and (c) the stock shall vest ratably, monthly, over a forty-eight (48) month period, provided that for each months' vesting purposes you continue to be employed full time by the Company, PSINet Inc., or one of its subsidiaries during such month, and provided further that you have met all of the performance conditions, prior to June 30, 1997 which will be provided to you by Executive Vice President and Chief Operating Officer by the end of February, 1997.

      In the event of a Change of Control, as defined in Section 9 below, the Company shall vest only those unvested stock options described in items 3(c) and 3(d) immediately.

4. EMPLOYEE BENEFITS. You shall be provided employee benefits, including (without limitation) 401(k), revenue bonus plan participation, four weeks' paid vacation, and life, health, accident and disability insurance under the Company's plans, policies and programs available to employees in accordance with the provisions of such plans, policies, and programs.

5.    TERMINATION:

a) Your employment with the Company may be terminated by the Company at any time for "Cause" as defined in Section 5(c) hereof. Upon such termination, the Company will provide written notice whether it has elected to use the non-competition restrictions set forth in Section 6(a) hereof. Your employment may also be terminated by the Company at any time without Cause provided the Company shall have given you thirty (30) days'
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prior written notice of such termination. That written notice must state whether the Company has elected to use the non-Competition restriction (which decision may not be rescinded). If you are terminated without cause prior to June 30, 1997, you will be paid severance pay, plus pro-rata bonus and benefits up through June 30, 1997, and in addition you will be paid severance pay, plus pro-rata bonus and benefits for twenty-six (26) weeks thereafter. If you are terminated after June 30, 1997 without cause you are entitled to severance pay, plus pro-rata bonus and benefits for twenty-six (26) weeks thereafter. In addition, your employment may be terminated by you at any time for any reason, provided you shall have given the Company at least thirty (30) days' prior written notice of such termination. By the 30th day the Company must notify you in writing whether it has elected to use the non-Competition restriction. Such decision may not be rescinded. Failure of the Company to so notify you shall result in the non-Competition restriction not being in place.

b) Subject to your compliance with your obligations under Section 6 hereof, in the event that your employment terminates or is terminated by you or the Company for any reason, and the Company has elected to use the non-Competition restriction, you shall be entitled, for a period of twenty-four (24) months after termination of employment, to the following (collectively, the "Termination Payments"): (i) your then current rate of base salary as provided in Section 3; (ii) all life insurance and health benefits, disability insurance and benefits and reimbursement theretofore being provided to you; and (iii) Company contributions, to the extent permitted by applicable law, to a SEP-IRA, Keogh or other retirement mechanism selected by you sufficient to provide the same level of retirement benefits you would have received if you had remained employed by the Company during such 24-month period. The Company shall make up the difference in cash payments directly to you to the extent that applicable law would not permit it to make such contributions.

c) The Company shall have "Cause" for your termination of your employment by reason of any breach of your agreement not to compete pursuant to Section 6 hereof, your committing an act materially adversely affecting the Company which constitutes wanton or willful misconduct, your conviction of a felony, your voluntary resignation, or any material breach by you of this Agreement.

6. AGREEMENT NOT TO COMPETE.

a) In consideration of your employment pursuant to this Agreement and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, you covenant to and agree with the Company that, so long as you are employed by the Company under this Agreement and for a period of twenty-four
(24) months following the termination of such
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employment (but only if the Company has elected to enforce the restriction), you shall not, without the prior written consent of the Company, either for yourself or for any other person, firm or corporation, manage, operate, control, participate in the management, operation or control of or be employed by any other person or entity which is engaged in providing Internet-related network or communications services competitive with the Internet-related network or communication services offered to customers by the Company as of the date of termination or within six (6) months thereafter. The foregoing shall in no event restrict you from: (i) writing or teaching, whether on behalf of for-profit, or not-for-profit institution(s); (ii) investing (without participating in management or operation) in the securities of any private or publicly traded corporation or entity; or (iii) after termination of employment, becoming employed by a hardware, software or other vendor to the Company, provided that such vendor does not offer network or communication services that are competitive with the Internet-related network or communications services offered by the Company as of the date of termination of employment or within six (6) months thereafter.

b) You may request permission from the Company's Board of Director's to engage in activities which would otherwise be prohibited by Section 6(a). The Company shall respond to such request within thirty (30) days after receipt. The Company will notify you in writing if it becomes aware of any breach or threatened breach of any of the provisions in Section 6(a), and you shall have thirty (30) days after receipt of such notice in which to cure or prevent the breach, to the extent that you are able to do so. You and the Company acknowledge that any breach or threatened breach by you of any of the provisions in Section 6(a) above cannot be remedied by the recovery of damages, and agree that in the event of any such breach or threatened breach which is not cured with such 30-day period, the Company may pursue injunctive relief for any such breach or threatened breach. If a court of competent jurisdiction determines that you breached any of such provisions, you shall not be entitled to any Termination Payments from and after date of the breach. In such event, you shall promptly repay any Termination Payments previously made plus interest thereon from the date of such payment(s) at 12% per annum. If, however, the Company has suspended making such Termination Payments and a court of competent jurisdiction finally determines that you did not breach such provision or determines such provision to be unenforceable as applied to your conduct, you shall be entitled to receive any suspended Termination Payment, plus interest thereon from the date when due at 12% per annum. The Company may elect (once) to continue paying the Termination Payments before a final decision has been made by the court.

7. INTELLECTUAL PROPERTY Ownership of Work Product. All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or
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works of authorship developed or created by you during the course of performing the Company's work (collectively the "Work Product") shall belong exclusively to the Company and shall, to the extent possible, be considered a work made for hire for the Company within the meaning of Title 17 of the United States Code. You automatically assign, and shall assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest you may have in such Work Product, including any copyrights or other intellectual property rights pertaining thereto. Upon request of the Company, you shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.

8. TRANSFERABILITY.

a) As used in this Agreement, the term "Company" shall include any successor to all or part of the business or assets of the Company who shall assume and agree to perform this Agreement.

This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees.

b) Except as provided under paragraph (a) of this Section 8, neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other party.

c) As used in this Agreement, "Change in Control" shall mean: (i) the shareholders of the Company approve an agreement for the sale of all or substantially all of the assets of the Company; or (ii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation (and the Company implements it), other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than 80% of the combined voting power of the voting securities of the Company, or such surviving entity, outstanding immediately after such merger or consolidation, or
(B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as defined below) acquires more than 30% of the combined voting power of the Company's then-outstanding securities; or (iii) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than (A) the Company, (B) any corporation owned, directly or indirectly, by the Company or the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of securities of the
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Company representing 30% or more of the combined voting power of the Company's then outstanding securities.

9. SEVERABILITY. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted. If a court of competent jurisdiction determines that any particular provision of this Agreement is invalid or unenforceable, the court shall restrict the provision so as to be enforceable. However, if the provisions of Section 6 shall be restricted, a proportional reduction shall be made in the payments under Section 5b.

10. ENTIRE AGREEMENT; WAIVERS. This letter Agreement contains the entire agreement of the parties concerning the subject matter hereof and supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written. No waiver or modification of any provision of this Agreement shall be effective unless in writing and signed by both parties.

11. NOTICES. Any notices, requests, instruction or other document to be given hereunder shall be in writing and shall be sent certified mail, return receipt requested, addressed to the party intended to be notified at the address of such party as set for at the head of this agreement or such other address as such party may designate in writing to the other.

12. GOVERNING LAW. THIS LETTER AGREEMENT SHALL BE SUBJECT TO, GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS PRINCIPLES OF CONFLICTS OF LAW.

13. COUNTERPARTS. This letter Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be one and the same instrument.
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                   HUDSON EMPLOYMENT AGREEMENT SIGNATURE PAGE

      Please confirm your agreement with the forgoing by signing and returning one copy of this letter Agreement to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

Sincerely,

PSINET INC.

By:         /s/Harold S. Wills
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     Harold S. Wills, Executive Vice President & Chief Operating Officer

Accepted and Agreed to as of        2/12        , 1997
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By:         /s/ D. L. Hudson
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     David L. Hudson